Exhibit 10.5

February 12, 2024.

Meeta Vyas, CFO

Nanoviricides, Inc.

1 Controls Drive

Shelton, CT 06484

Dear Ms. Vyas,

Nanoviricides, Inc. has requested that TheraCour Pharma, Inc. (“TheraCour”) apply the current $500,000 advance now being held by TheraCour against current and unpaid invoices it has issued to Nanoviricides, Inc.

Nanoviricides has further requested that TheraCour suspend the requirement of maintaining such 2-month-projected-bill advance until such a date as when NanoViricides is able to raise sufficient capital.

This letter confirms that TheraCour will apply the current and unpaid TheraCour Pharma, Inc. Invoices issued to Nanoviricides, Inc. to the extent of the available advances to TheraCour Pharma, Inc.

Additionally, this letter confirms that TheraCour herewith suspends the requirement of maintaining such 2-month-projected-bill advance until such a date as when NanoViricides is able to raise sufficient capital.

Very truly yours,

TheraCour Pharma, Inc

By:
Anil Diwan, President

Office: 135 Wood Street, West Haven, CT 06516. USA. Phone - 203-907-0237.